Exhibit 4.1

© KING KG6 LITHO. IN U.S.A.

Incorporated Under the Laws of the State of Minnesota

NUMBER 000

SHARES ****

CARDIOVASCULAR SYSTEMS, INC.

(See reverse side for provisions respecting the transfer of this certificate)

This Certifies that ______________________

is the owner and registered holder of ______________________ (****) ______________________

Shares of Common Stock of Cardiovascular Systems, Inc., transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the seal of the corporation this _____ day of ___________, 20__.

NO SEAL

____

Chief Executive Officer

SPECIMEN

© KING KG6
All Rights Reserved

The Shares represented by this certificate have not been registered under either the Securities Act of 1933, as amended, or applicable state securities laws, and they may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and the applicable state securities laws or an opinion of counsel satisfactory in form and substance to counsel for the Company that such transaction will not result in a prohibited transaction under the Securities Act of 1933, as amended, or the applicable state securities laws.
The corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the Board to determine the relative rights and preferences of subsequent classes or series.